AMENDMENT TO
                      1991 INCENTIVE AND COMPENSATION PLAN
                          OF CORVAS INTERNATIONAL, INC.
                       APPROVED BY THE BOARD APRIL 5, 2000

         WHEREAS, Corvas International, Inc. previously adopted the 1991 Incentive and Compensation Plan of Corvas International, Inc. (the "Plan") and

         WHEREAS, Section 11.2 of the Plan provides that the Plan may be amended by the Board;

         NOW, THEREFORE, the Plan is amended as follows:

1.  Section 3.3 is deleted and replaced with the following:

         "3.3     GRANTS TO NON-EMPLOYEE DIRECTORS

                  (a) Beginning in fiscal year 1993, on the date of the first meeting of the Board of each fiscal year of the Company (but in no event later than the thirtieth day of each fiscal year), each Director of the Company who is not an Employee of the Company or of a Parent or Subsidiary shall be granted a Non-Qualified Stock Option to purchase 5,000 shares of Common Stock (after giving effect to a 3.5-for-1 reverse stock split). The price per share of the shares subject to such Option shall be 85 percent of the Fair Market Value of a share of Common Stock on the grant date. Such Option shall become exercisable as to 1,250 shares of Common Stock (after giving effect to a 3.5-for-1 reverse stock split) on each of the first through fourth anniversaries of the grant date, and such Option shall cease to be exercisable 10 years minus one day after the grant date.

                  (b) Notwithstanding the foregoing, beginning in fiscal year 2000, each Director of the Company who is elected or appointed to become a Director for the first time and who is not an Employee of the Company or of a Parent or Subsidiary shall be granted a Non-Qualified Stock Option to purchase fifteen thousand (15,000) shares of Common Stock. The price per share of the shares subject to such Option shall be 85 percent (85%) of the Fair Market Value of a share of Common Stock on the grant date. Such Option shall become exercisable as to 3,750 shares of Common Stock subject to the Option on each one-year anniversary of the grant date over a four (4) year period. Such Option shall cease to be exercisable 10 years minus one day after the grant date.

                  (c) In addition, and notwithstanding the foregoing, on the date of the first Compensation Committee meeting of the Board of fiscal year 2000, each Director of the Company who is not an Employee of the Company or of a Parent or Subsidiary and who was granted a Non-Qualified Stock Option to purchase 5,000 shares of Common Stock under subsection 3.3(a) above shall be granted another Non-Qualified Stock Option to purchase an additional 3,000 shares of Common Stock; PROVIDED THAT a Director of the Company shall not be entitled to such grant if such Director was granted a Non-Qualified Stock Option under
         Section 3.3(b) above. The price per share of the shares subject to such Option shall be 85 percent (85%) of the Fair Market Value of a share of Common Stock on the grant date. Such Option shall become exercisable as to 750 shares of Common Stock subject to the Option on each one-year anniversary of the grant date over a four (4) year period. Such Option shall cease to be exercisable 10 years minus one day after the grant date."